-SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]


Check the appropriate box:

[  ]       Preliminary Proxy Statement
[  ]       Confidential, For Use of the Commission Only (as permitted by Rule
            14a-6(e) (2))
[x ]       Definitive Proxy Statement
[  ]       Definitive Additional Materials
[  ]       Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                            BFC FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

[x]        No fee required.
[ ]        Fee computed on the table below per Exchange Act Rules 14a-6(i)(4)
            and 0-11.
           (1)       Title of each class of securities to which transaction
                      applies:
           (2)       Aggregate number of securities to which transaction applies
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           (4)       Proposed maximum aggregate value of transaction:
           (5)       Total fee paid:
[  ]       Fee paid previously with preliminary materials.
[  ]       Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
           (1)       Amount previously paid:
           (2)       Form, Schedule or Registration Statement No.:
           (3)       Filing Party:
           (4)       Date Filed:

                            BFC FINANCIAL CORPORATION
                                  P.O. Box 5403
                         Fort Lauderdale, FL 33310-5403

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 23, 2001

                                                        Fort Lauderdale, Florida
                                                                  April 23, 2001

To the Stockholders of BFC Financial Corporation:

The Annual Meeting of Stockholders of BFC Financial Corporation (the "Company") will be held at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, FL 33334, on Wednesday, May 23, 2001, at 11:00 a.m. local time for the following purposes:

1.   To elect one member to the Board of Directors for a term of three years;

2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any matters relating or incident to the foregoing.

The foregoing matters are described in more detail in the Proxy Statement, which forms a part of this Notice.

Only stockholders of record of Class B Common Stock at the close of business on April 16, 2001 are entitled to notice of and to vote at the Annual Meeting. Class A Common Stockholders will not be entitled to vote at this meeting,

Enclosed for your review and consideration is a proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders. You are urged to read the proxy statement carefully. YOUR VOTE IS IMPORTANT.

Whether or not you expect to attend the meeting in person, please mark, sign and return the accompanying proxy card in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time prior to its exercise by giving written notice to the Secretary of the Company, by execution of a subsequent dated proxy or by personally attending and voting at the Annual Meeting. Any proxy that is not revoked will be voted at the meeting as directed in the proxy, or, where no direction is given, the proxy will be voted in accordance with the recommendations of the Board of Directors.

                                        Sincerely,


                                        /S/ Glen R. Gilbert
                                        -------------------
                                        Glen R. Gilbert
                                        Secretary

                            BFC FINANCIAL CORPORATION
                                  P.O. BOX 5403
                         FORT LAUDERDALE, FL 33310-5403

                                 PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of BFC Financial Corporation (the "Company") to be held on Wednesday, May 23, 2001 commencing at 11:00 AM, local time, at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, FL 33334, and any adjournment thereof for the purposes set forth in the accompanying Notice of Meeting.

This solicitation of proxies is made on behalf of the Board of Directors of BFC Financial Corporation.

Each proxy solicited hereby, if properly executed and received by BFC Financial Corporation prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. Executed proxies with no instructions contained therein will be voted for the election of the nominee as director described below. Although the Board of Directors is unaware of any matters to be presented at the Annual Meeting other than matters disclosed herein, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy would vote as proxies in accordance with their own best judgment on those matters.

Only holders of our Class B Common Stock will be entitled to vote at the Annual Meeting.

Any stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before it is exercised by notifying the Secretary of the Company in writing at the address set forth above, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

Only stockholders of record of our Class B Common Stock ("Class B Common Stock"), at the close of business on April 16, 2001 are entitled to vote at the Annual Meeting. On that day, 2,354,907 shares of Class B Common Stock and 6,454,494 shares of Class A Common Stock were issued and outstanding. The Class B Common Stock constitutes the only class of our capital stock entitled to vote at the Annual Meeting. Holders of the Company's Class A Common Stock are not entitled to vote on any of the matters to be submitted for a vote at the Annual Meeting. Each Class B Common Stockholder is entitled to one vote for each share of Class B Common Stock share held. See "Quorum and Required Vote" and "Security Ownership Of Certain Beneficial Owners And Management".

QUORUM AND REQUIRED VOTE

A majority of the outstanding shares of Class B Common Stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

VOTE REQUIRED FOR APPROVAL

The election of a director will require the affirmative vote of a plurality of the shares of Class B Common Stock voting in person or by proxy at the Annual Meeting; accordingly, votes that are withheld and broker non-votes will not affect the outcome of the election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Listed in the table below are the beneficial owners known by the Company to hold as of March 31, 2001 more than 5% of our outstanding Common Stock. In addition, this table includes the outstanding securities beneficially owned by the executive officers and directors and the number of shares owned by directors and executive officers as a group.

                                                       Class A          Class B
                                                     Common Stock    Common Stock
                                                     Ownership as    Ownership as    Percent of     Percent of
                                                       of March        of March       Class A         Class B
Name of Beneficial Owner                               31, 2001        31, 2001     Common Stock   Common Stock
------------------------                               --------        --------     ------------   ------------
I.R.E. Realty Advisory Group, Inc.      (2)(3)(5)     1,375,000          500,000       21.30%           9.52%
I.R.E. Properties, Inc.                   (3)(5)        375,832          136,666        5.82%           2.60%
I.R.E. Realty Advisors, Inc.              (3)(5)        666,108          242,221       10.32%           4.61%
Florida Partners, Corporation             (3)(5)        366,614          133,314        5.68%           2.54%
Levan Enterprises, Ltd.                   (3)(5)        153,629           55,865        2.38%           1.06%
Alan B. Levan                           (1)(3)(5)     2,940,483        2,339,673       45.56%          44.55%
John E. Abdo                            (1)(3)(5)     1,019,563        1,720,750       15.80%          32.76%
Dr. Herbert A. Wertheim                    (4)        1,145,232          416,448       17.74%           7.93%
Glen R. Gilbert                           (1)(5)          2,690          143,478        0.04%           2.73%
Earl Pertnoy                              (1)(5)         18,975           78,150        0.29%           1.49%
Carl E.B. McKenry, Jr.                    (1)(5)            688           63,000        0.01%           1.20%
All directors and executive officers
  of the Company as a group
  (5 persons, including the
  Individuals identified above)           (1)(3)      3,982,399        4,345,051       61.70%          82.73%

~~~~~~~~~~~~~~~~~~~~~~

(1) Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Common Stock as follows: Alan B. Levan 1,270,407 shares, John E. Abdo 1,350,000 shares, Glen R. Gilbert 142,500 shares, Earl Pertnoy 71,250 shares, and Carl E.B. McKenry 62,750 shares.

(2)  BFC owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3) BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 68.5% of the outstanding common stock of BFC. Levan Enterprises, Ltd. is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc. and I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a "family" limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of Common Stock owned by such entities. Additionally, Mr. Levan may be deemed to be the beneficial owner of 3,300 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan's wife and 1,270,407 shares of Class B Common Stock which can be acquired within 60 days pursuant to stock options in addition to his personal holdings of Common Stock, for an aggregate beneficial ownership of 2,940,483 shares of Class A Common Stock (45.56%) and 2,339,673 shares of Class B Common Stock (44.55%).

(4) Dr. Wertheim's ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, BFC Financial Corporation. Dr. Wertheim's mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.

                              ELECTION OF DIRECTORS

The bylaws of BFC Financial Corporation provide that the Board of Directors shall consist of not less than three nor more than twelve members divided into three classes. The Board currently consists of four members. The term of one director expires at the Annual Meeting and it is therefore necessary to elect a director to fill such position to serve for a three year term, or until his respective successor has been elected and qualified. The Board of Directors has nominated Alan B. Levan to serve as a director in the class whose term expires at the 2004 Annual Meeting of Shareholders. The nominee is currently a member of the Company's Board of Directors.

There are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected a director and there are no familial relationships between any directors and officers of the Company.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees shown below.

BOARD OF DIRECTORS

The following information is provided for each of the Company's current directors.

              Name                Age    Director Since    Term Expires
              ----                ---    --------------    ------------
       John E. Abdo               57          1988             2002
       Alan B. Levan *            56          1978             2001
       Carl E. B. McKenry, Jr.    71          1981             2003
       Earl Pertnoy               74          1978             2002

* Nominee to serve three-year term expiring at the 2004 Annual Meeting.

All Directors are to serve until the election and qualification of their respective successors.

The principal occupation and certain other information with respect to each director, including the nominee are set forth below.

JOHN E. ABDO has been principally employed as President and Chief Executive Officer of the Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, for more than five years. He has been a director of the Company since 1988 and Vice Chairman of the Board of the Company since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp, Inc. since 1994, a director of BankAtlantic since 1984, Vice Chairman of the Board of BankAtlantic since April 1987, Chairman of the Executive Committee of BankAtlantic since October 1985 and President of Levitt Corporation (f/k/a BankAtlantic Development Corporation) ("Levitt"), a wholly owned subsidiary of BankAtlantic, since 1985. He is also a director of Benihana, Inc., a national restaurant chain.

ALAN B. LEVAN formed the I.R.E. Group (predecessor to BFC) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of BFC or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., U.S. Capital Securities, Inc., and Florida Partners Corporation. He is President, Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, Inc., the holding company for BankAtlantic since 1994, President and Chairman of the Board of BankAtlantic since 1987. He is an individual general partner and an officer and a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

CARL E. B. McKENRY, JR. is the Director of the Small Business Institute at the University of Miami in Coral Gables, Florida. He has been associated in various capacities with the University since 1955. He has been a director of BFC since 1981 and is also a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

EARL PERTNOY has been for more than the past five years a real estate investor and developer. He has been a director of BFC and its predecessor companies since 1978 and is also a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2000, the Board of Directors held eleven meetings. No director attended fewer than seventy-five percent (75%) of the total number of meetings of the Board of Directors or the committees on which such Board member served during this period.

The members of the Audit Committee are Dr. Carl E. B. McKenry, Jr. and Earl Pertnoy. The Audit Committee meets quarterly to consider the findings of BFC Financial Corporation's independent auditors and to evaluate policies and procedures relating to internal controls. The Audit Committee held four meetings during the year ended December 31, 2000.

The members of the Compensation Committee are Dr. Carl E. B. McKenry, Jr. and Earl Pertnoy. The Compensation Committee held one meeting during 2000. The primary purpose of the Compensation Committee is to establish and implement compensation policy and programs for BFC Financial Corporation executives. The Compensation Committee also recommends the compensation arrangements for executive officers and directors. It also serves as the Stock Option Committee for the purpose of determining incentive stock options to be granted under the BFC Financial Corporation Stock Option Plan.

The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

Members of the Board of Directors of the Company who are not employees of the Company receive $1,750 per month for serving on the Company's Board. Additionally, members of the Audit Committee receive a fee of $1,000 per Audit Committee meeting attended. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services as such.

IDENTIFICATION AND BACKGROUND OF EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

The Executive Officers of the Company are as follows:

              Name        Age       Position
              ----        ---       --------
       Alan B. Levan      56     President, Chairman of the Board, Chief
                                  Executive Officer and Director
       John E. Abdo       57     Vice Chairman of the Board and Director
       Glen R. Gilbert    56     Executive Vice President, Chief Financial and
                                   Accounting Officer and Secretary

The following persons are executive officers of BFC Financial Corporation's principal subsidiary, BankAtlantic Bancorp, Inc. Positions indicated are those held at BankAtlantic Bancorp, Inc.

             Name        Age            Position at BankAtlantic Bancorp, Inc.
             ----        ---            ---------------------------------------
        Alan B. Levan    56      Director, Chairman of the Board and Chief
                                  Executive Officer
        John E. Abdo     57      Director, Vice Chairman of the Board
        James A. White   57      Executive Vice President and Chief Financial
                                  Officer

All such officers will serve until they resign or are replaced by their respective Board of Directors.

BACKGROUND OF EXECUTIVE OFFICERS

ALAN B. LEVAN - See "Election Of Directors".

JOHN E. ABDO - See "Election Of Directors".

GLEN R. GILBERT has been Executive Vice President of BFC Financial Corporation since July 1997. Prior to that date he served in the position of Senior Vice President of the Company. In May 1987, he was appointed Chief Financial and Accounting Officer and in October 1988, was appointed Secretary. He joined BFC in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation and of the corporate general partner of a public limited partnership that is affiliated with the Company. He has been Vice President since 1997.

The principal occupation and certain other information with respect to the executive officers of BankAtlantic Bancorp, Inc. is set forth below.

ALAN B. LEVAN - See "Election Of Directors".

JOHN E. ABDO - See "Election Of Directors".

JAMES A. WHITE is Executive Vice President and Chief Financial Officer of BankAtlantic Bancorp, Inc. and BankAtlantic. He joined BankAtlantic Bancorp, Inc. and BankAtlantic in January 2000. Prior to joining BankAtlantic Bancorp, Inc. and BankAtlantic, Mr. White was Chief Financial Officer of BOK Financial Corporation.

EXECUTIVE COMPENSATION

The following table and the notes thereto set forth information with respect to the annual compensation paid by the Company and its subsidiaries, excluding BankAtlantic Bancorp, Inc. and its subsidiaries, for services rendered in all capacities during the year ended December 31, 2000 to each of the executive officers of the Company as well as total annual compensation paid to each of those individuals for the prior two years.


                                           Annual Compensation (1)           Long-Term Compensation
                                           -----------------------           ----------------------
                                                                                 Awards          Payouts
                                                               Other             ------          -------      All
    Name and                                                   Annual   Restricted    Stock                  Other
    Principal                                                 Compen-      Stock      Option      LTIP       Compen-
    Position                  Year    Salary        Bonus      sation    Award(s)    Award(s)    Payouts   sation (4)
    --------                  ----    ------        -----      ------    --------    --------    -------   ----------
                                          ($)         ($)        ($)        ($)         (#)         ($)         ($)
Alan B. Levan (1)             2000    $517,798      92,247        --        --          --         5,315      97,185
 Chairman of the Board,       1999     497,406        --          --        --        75,000       4,898      93,000
  President and Chief         1998     515,753        --          --        --       225,000       2,926      74,653
  Executive Officer

John E. Abdo (2)              2000     181,730     112,500        --        --          --         5,315        --
 Vice Chairman of the         1999        --          --          --        --        75,000        --          --   (5)
  Board                       1998        --          --          --        --       225,000        --          --   (5)

Glen R. Gilbert (3)           2000     136,881      17,250        --        --          --         5,315        --
 Executive Vice President,    1999     210,625      62,945        --        --        10,000       4,898        --
  Chief Financial Officer     1998     210,625      12,105        --        --        30,000       2,926        --
  and Secretary

~~~~~~~~~~~

(1) Excludes salary, bonuses and other compensation, respectively, paid by BankAtlantic to Mr. Levan in the amounts of $387,890, $312,624 and $137,635 for 2000, $372,705, $20,000 and $0 for 1999, and $370,639, $0 and $151,847
     for 1998. BankAtlantic Bancorp, Inc. paid no additional amounts to Mr. Levan. Mr. Levan was granted options to acquire BankAtlantic Bancorp, Inc. stock in each of the periods.

(2) Excludes salary, bonuses and other compensation, respectively, paid by BankAtlantic and subsidiaries to Mr. Abdo in the amounts of $287,901, $190,000 and $6,840 for 2000, $189,192, $10,000 and $9,600 for 1999, and
     $190,997, $0 and $2,100 for 1998. BankAtlantic Bancorp, Inc. paid no additional amounts to Mr. Abdo. Mr. Abdo was granted options to acquire BankAtlantic Bancorp, Inc. stock in each of the periods.

(3) Excludes salary and bonus, respectively, paid by Levitt Corporation, a subsidiary of BankAtlantic, to Mr. Gilbert in the amounts of $93,130 and $17,250 in 2000. BankAtlantic Bancorp, Inc. paid no additional amounts to Mr. Gilbert. Mr. Gilbert was granted options to acquire BankAtlantic Bancorp, Inc. stock in 2000.

(4)  Represents reimbursements or payments for life and disability insurance.

(5) Payments were also made to the Abdo Companies, Inc., a company controlled by Mr. Abdo. See "Certain Relationships and Related Transactions."

Other than Mr. Levan and Mr. Abdo, executive officers of BankAtlantic Bancorp, Inc. and BankAtlantic do not have significant executive responsibilities with respect to key policy decisions of BFC.

OPTIONS/SAR GRANTS

During the year ended December 31, 2000, there were no individual grants of stock options to the named executives in the Compensation Table pursuant to BFC's Stock Option Plan. BFC has not granted and does not currently grant stock appreciation rights.

The following table sets forth information concerning individual grants of stock options by BBC to the named executives in the Summary Compensation Table pursuant to the Company's stock option plans during the year ended December 31,2000. BBC has not granted and does not currently grant stock appreciation rights.

                                                                             Potential realizable
                                                                               Value at Assumed
                   Number of      % of Total                                 Annual Rates of Stock
                   Securities       Options      Exercise                   Price Appreciation for
                   Underlying     Granted to       Price                        Option Term (2)
                    Options      Employees in       Per      Expiration      ---------------------
         Name       Granted       Fiscal Year      Share        Date          5% ($)         10% ($)
         ----       -------       -----------      -----        ----          ------         -------
Alan B. Levan        60,000            15.8       $ 4.06      5/2/2010     $ 153,199       $ 388,236
John E. Abdo         30,000             7.9         4.06      5/2/2010        76,599         194,118
Glen R. Gilbert       2,500             0.7         3.94      1/4/2010         6,380          16,112

~~~~~~~~

(1)  All options grants are in BBC Class A Common Stock. All options vest in
     2005.

(2) Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company's stock price.

(3) In August 2000,the BBC consummated a corporate transaction, which resulted in the redemption and cancellation of all publicly held shares of BBC Class B Common Stock. All outstanding options to acquire BBC Class B Common Stock were converted in the transaction into options to acquire BBC Class A Common Stock in amounts and at exercise prices based upon the terms of the relevant BBC Class B option. Each BBC Class A option issued had the same intrinsic value as the BBC Class B option cancelled and exchanged in the transaction and had substantially the same terms and conditions, including vesting and term. The named executives were granted options to acquire the number of shares of BBC Class A Common Stock with exercise prices indicated below as a result of the transaction: Alan B. Levan - 394,831 shares with an exercise price of $2.32 per share and 394,820 shares with an exercise price of $2.26 per share; John E. Abdo - 197,416 shares with an exercise price of $2.32 per share and 197,411 shares with an exercise price of $2.26 per share.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUE TABLE

The following table sets forth as to each of the named executive officers information with respect to the number of shares of Class B Common Stock acquired upon exercise of options during 2000 and underlying unexercised options at December 31, 2000. BFC has not granted and does not currently grant stock appreciation rights.

                                                                Number of Securities               Value of Unexercised
                          Number of          Value             Underlying Unexercised              In-The-Money Options
                           Shares           Realized            Options at 12/31/2000                On 12/31/2000 (1)
                         Acquired or          Upon           -------------------------          -------------------------
         Name             Exercised         Exercise       Exercisable      Unexercisable     Exercisable     Unexercisable
         ----             ---------         --------       -----------      -------------     -----------     -------------
 Alan B. Levan               --             $  --            1,270,407             75,000        $692,866         $  --
 John E. Abdo                --                --            1,350,000             75,000         771,863            --
 Glen R. Gilbert             --                --              142,500             10,000          22,108            --

(1) Based upon a price of $2.3125, which was the price of the last sale as reported by the OTC Market Report for 2000.

The following table sets forth as to each of the named executive officers information with respect to the number of shares of BBC Class A Common Stock acquired upon exercise of options during 2000 and underlying unexercised options at December 31, 2000. BBC has not granted and does not currently grant stock appreciation rights.

                                                                  Number of Securities
                                                                 Underlying Unexercised           Value of Unexercised
                       Number of                                  Options on 12/31/00            In-the Money Options
                    Class B Shares                               ----------------------           on 12/31/2000 (1)
                     Acquired Upon      Value Realized        Exercisable   Unexercisable         --------------------
        Name      Exercise of Option    Upon Exercise           Class A        Class A           Exercisable   Unexercisable
        ----      ------------------    -------------           -------        -------           -----------   -------------
Alan B. Levan             --              $  --                 811,659        452,263           $ 1,152,890          $ --
John E. Abdo              --                 --                 394,827        237,135               576,447            --
Glen R. Gilbert           --                 --                    --            2,500                --                --

(1) Based upon a fair market value of $3.75 at December 31, 2000 which was the closing price for BBC Class A Common Stock as reported on the New York Stock Exchange on December 31, 2000.

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

BFC has made available a profit-sharing plan to all BFC employees (which does not include BBC employees) who meet certain minimum requirements. BFC is not required to make any contribution and the amount of BFC's contribution is determined each year by the Board of Directors. It requires a uniform allocation to each employee of 0% to 15% of compensation (with the maximum compensation considered being $50,000). Vesting is in increments over a 7-year period to 100%. Alan B. Levan and Glen R. Gilbert are 100% vested. John E. Abdo is 0% vested. During 2000, the accounts for each of the above named individuals was credited with a $5,315 contribution.

STOCK PERFORMANCE GRAPH AND COMPENSATION COMMITTEE REPORT

Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, the Stock Performance Graph and the Compensation Committee Report set forth below shall not be incorporated by reference into such filings.

STOCK PERFORMANCE GRAPH

The following graph provides an indicator of cumulative total stockholder returns for the Company as compared with the Wilshire 5000 Total Market Index and the NASDAQ Bank Index:

[GRAPHIC OMITTED]

                               1995     1996     1997     1998     1999     2000
                                ---      ---      ---      ---      ---      ---
BFC Financial Corporation       100      171      485      312      144      105
Wilshire 5000 Total Market      100      119      154      187      228      201
Nasdaq Bank Index               100      126      206      182      168      192

*Assumes $100 invested on December 31, 1995.

                          COMPENSATION COMMITTEE REPORT

Directors McKenry and Pertnoy have been designated by the Board of Directors to serve on the Compensation Committee. The Compensation Committee has provided the following report on executive compensation.

EXECUTIVE OFFICER COMPENSATION

The Compensation Committee of BFC Financial Corporation met to consider the appropriate compensation package to recommend to the Board of Directors for the Chairman and President, Alan B. Levan and Glen R. Gilbert and John E. Abdo. From the meeting the following elements have been developed:

Executive Compensation Policy - BFC Financial Corporation's overall compensation philosophy is to retain quality personnel, which is critical to both the short-term and long-term success of BFC Financial Corporation. In order to implement that philosophy, BFC Financial Corporation's approach to base compensation is to offer competitive salaries in comparison to market practices.

General - During 2000 base salaries and other compensation for Mr. Levan and Mr. Gilbert was increased by approximately 4.5%. Mr. Abdo was compensated for a portion of the year at an annual salary level of $250,000. Commencing in 2000, a portion of Mr. Gilbert's salary is being paid by Levitt Corporation, a subsidiary of BankAtlantic. Bonuses were paid for 2000 in recognition of the sale of the Center Port property and the commencement of the venture capital business. In deciding compensation levels, cost of living, market compensation levels and trends in the labor market were considered and available market information was used as a frame of reference for annual salary adjustments.

Stock Options -No stock options were granted to executive officers during 2000. When granted, options are awarded based on an assessment of an employee's contribution to the success and growth of the Company. Grants of stock options are based on the level of an executive's position with the company, and evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive.

CEO Compensation - In evaluating the performance of the Chief Executive, Mr. Levan, the committee considered BFC Financial Corporation's net worth, earnings and stock price. The Committee also considered that Mr. Levan spends considerable effort and attention in connection with the operations of BankAtlantic Bancorp, Inc. and BankAtlantic and that the performance of BankAtlantic Bancorp, Inc. and BankAtlantic has been a substantial factor in the success of BFC Financial Corporation.

The above report was submitted by Earl Pertnoy and Carl E. B. McKenry.

                             AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. The Audit Committee is composed of two non-employee directors. The Company's Board of Directors has not adopted a written charter for the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting process, including the system of internal control, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. However, we are not professionals engaged in the practice of accounting or auditing and are not experts in the field of accounting or auditing, including, without limitation, auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

In this context, we held four meetings during fiscal year 2000. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and the Company's independent auditors, KPMG LLP ("KPMG"). We discussed with the Company's independent auditors their overall scope and plans. We met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2000 with management and KPMG.

We also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company's independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering KPMG's independence, we were advised that KPMG did not provide the Company with any services beyond those rendered in connection with their audit and review of the Company's consolidated financial statements. We did note however that KPMG provided services to BankAtlantic Bancorp beyond those rendered in connection with their audit and review of BankAtlantic Bancorp's financial statements. We also reviewed, among other things, the amount of fees paid to KPMG directly by the Company for audit services as well as the amounts paid to KPMG for audit and non-audit services by BankAtlantic Bancorp as these amounts were included in the Company's consolidated financial statements.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K.

The above report was submitted by Earl Pertnoy and Carl E. B. McKenry.

AUDIT FEES

The aggregate fees for professional services rendered by KPMG, LLP in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2000 fiscal year were approximately $111,000. This amount does not include amounts paid for professional services rendered to BankAtlantic Bancorp, Inc., although such amounts are included in our consolidated financial statements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

Alan B. Levan, the President and a director of BFC, is also President and a director of I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., I.R.E. Realty Advisors, Inc. and Florida Partners Corporation. Mr. Levan is also Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, Inc. and BankAtlantic. As indicated under "Security Ownership of Certain Beneficial Owners and Management", Mr. Levan may be deemed to be a controlling shareholder of BFC. Messrs. Levan, Pertnoy and McKenry serve on the Board of Directors of the managing general partner of a public limited partnership that is affiliated with BFC. John E. Abdo, a director of BFC, is Vice Chairman of the Board of BankAtlantic Bancorp, Inc. and BankAtlantic and is President and a director of Levitt. Glen R. Gilbert, Executive Vice President of BFC, is Vice President of Levitt.

In 1994, the Company agreed to participate in certain real estate opportunities with John E. Abdo, Vice Chairman of the Board, and certain of his affiliates (the "Abdo Group"). Under the arrangement, the Company and the Abdo Group will share equally in profits after any profit participation due to any other partners in the ventures and after interest earned on advances made by the Company. The Company bears the risk of loss, if any, under the arrangement. Pursuant to this arrangement with the Abdo Group, in December 1994, an entity controlled by the Company acquired from an unaffiliated seller approximately 70 acres of unimproved land known as the "Center Port" property in Pompano Beach, Florida. Through December 31, 2000, 70 acres had been sold from the Center Port property to unaffiliated third parties for approximately $21.4 million and the Company recognized net gains from the sales of real estate of approximately $4.8 million. The Abdo Group's profit participation of approximately $3.4 million was included in cost of sales. In 2000, the Abdo Group received approximately $2.6 million from the Company for their real estate sales profit participation.

Alan B. Levan and John E. Abdo have investments or are partners in real estate joint ventures with developers, that in connection with other ventures have loans from BankAtlantic or are partners with Levitt, a wholly owned subsidiary of BankAtlantic. Also, beginning in September 1998, Levitt agreed to pay the Abdo Companies, Inc., which is controlled by Mr. Abdo, $50,000 per month for services and management, including activities relating to BankAtlantic, BankAtlantic Bancorp, Inc., St. Lucie West Holding Corporation and the Levitt joint ventures. The fee was reduced to approximately $29,000 per month in July 2000. Beginning during 1999, Levitt paid BFC $20,000 per quarter for management and accounting services provided to Levitt. BFC paid BankAtlantic approximately $62,000 during 2000 for office space used by BFC in BankAtlantic's headquarters and for miscellaneous administrative and other related expenses.

During 1999 and 2000, the Company acquired interests in unaffiliated technology entities. During 2000, the ownership in the technology entities were transferred at the Company's cost to specified asset limited partnerships. Subsidiaries of the Company are the controlling general partners of these partnerships. Interests in such partnerships were sold in 2000 and 2001 to accredited investors in private offerings. During 2000, approximately $11.5 million of capital was raised by these partnerships. Of that amount, BFC, BBC and the general partners retained ownership of approximately $3.0 million. In addition to the amount officers, directors and affiliates of the Company invested approximately $3.2 million in the partnerships. After the limited partners receive a specified return from the partnerships, the general partners are entitled to receive 20% of all cash distributions from the partnerships. The general partners are limited liability companies of which the members are: John
E. Abdo - 13.75%; Alan B. Levan - 9.25%; Glen R. Gilbert - 2.0%; John E. Abdo, Jr. - 17.5% and BFC Financial Corporation - 57.5%.

During 1999, BFC Financial Corporation entered into an agreement with John E. Abdo, Jr., son of John E. Abdo, a Director and Vice Chairman of the Board. Pursuant to the agreement, in the event that John E. Abdo, Jr. identifies venture capital investments for the Company, the Company will pay to him an amount equal to 1% of the amount of the Company's investment and will grant him a profit participation of 3 1/2% of the net profit realized by the Company. Such profit participation is structured as being a member of the general partner. Additionally, the Company has agreed to pay him an expense allowance of $300 per month throughout the term of the agreement. During 2000, the Company paid John
E. Abdo, Jr. acquisition fees of $71,000 and expense allowances of $3,600 pursuant to the agreement.

One of the limited partnerships is an investor in Seisint, Inc. ("Seisint"), of which Dale Renner, a Director of BBC, is President. Seisint owns 848,364 shares of BBC's Class A stock. Both Alan B. Levan and John E. Abdo serve as directors of Seisint and each own direct and indirect interest in shares of Seisint Common Stock. BBC and its affiliates collectively own approximately 11% of Seisint's outstanding Common Stock. Seisint also serves as an Application Service Provider ("ASP") for BBC for one customer service information technology application. This ASP relationship is believed to be on terms no less favorable to BBC than available in an arm's length transaction and fees aggregating $368,000 were paid to Seisint for its services during 2000.

Management believes that all transactions between BFC and its affiliates were on terms at least as favorable as could have been obtained from unaffiliated third parties.


                       APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has reappointed KPMG, LLP as independent auditors to audit the financial statements of BFC Financial Corporation for the current fiscal year. Representatives of the firm of KPMG, LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                OTHER INFORMATION

STOCKHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders' proposals intended to be presented at the 2002 Annual Meeting must be received by BFC Financial Corporation no later than March 1, 2002, for inclusion in BFC Financial Corporation's proxy statement and form of proxy for that meeting.

EXPENSES OF SOLICITATION

The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by BFC Financial Corporation. BFC Financial Corporation does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of BFC Financial Corporation without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed to stockholders of record at the close of business on April 16, 2001.

OTHER BUSINESS

The Board of Directors of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed Proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with their judgment.

              * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                        By Order of the Board of Directors


                                        /S/ Glen R. Gilbert
                                        -------------------
                                        Glen R. Gilbert
                                        Secretary

April 23, 2001

A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO GLEN R. GILBERT, SECRETARY, BFC FINANCIAL CORPORATION, P.O. BOX 5403, FORT LAUDERDALE, FL 33310-5403.

APPENDIX - FORM OF PROXY
                                 REVOCABLE PROXY
                            BFC FINANCIAL CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Glen R. Gilbert and Lourdes G. Lastres, or either of them, the undersigned's proxies, with full power of substitution, to vote all of the shares of Class B Common Stock of BFC FINANCIAL CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Westin Hotel Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334, on May 23, 2001, at 11:00 a.m. local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the nominee set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

           (Continued, and to be signed and dated on the other side.)

ELECTION OF 1 DIRECTOR TO SERVE A THREE YEAR TERM TO EXPIRE IN 2004. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE NAMED BELOW:

Nominee: Alan B. Levan
FOR the nominee                WITHHOLD AUTHORITY
listed above                   to vote for the nominee
                               listed above.

        [  ]                          [  ]




                    Please mark, sign, date and return this proxy card promptly, using the enclosed envelope. No Postage is required for mailing it in the United States.

                    Dated: ________________________________________, 2001


                    _____________________________________________________
                    (Signature of Stockholder)


                    _____________________________________________________
                    (Signature of Stockholder)

                    IMPORTANT: Please sign exactly as name(s) appear(s) at left. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.